UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2013

CORNERWORLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-128614	98-0441869
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13010 Preston Road, Suite 100

Dallas, Texas 75240

(Address of principal executive offices) (zip code)

(888) 837-3910

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 3, 2013, CornerWorld Corporation (the “Company”) received a notice of default from counsel representing IU Holdings, LP (“IUH”) pursuant to that certain promissory note dated March 30, 2011 (the “Promissory Note”) by and among the Company and IUH providing notice that the Company had a principal payment due on May 31, 2013 totaling $187,500. IUH’s counsel notified the Company that it had five business days to make the required payments or it would be in default pursuant to the terms of the Promissory Note.

All of the Company’s secured payables are cross-defaulted and, accordingly, the Company is now in default to all of its secured lenders including all Senior Lenders and Junior Lenders. Amounts due to secured creditors as of June 4, 2013 total approximately $7.6 million.

The Company is currently exploring all of its options to address the notice of default including, but not limited to selling assets and raising additional capital in the form of either debt or equity. There can be no assurances at this time that the Company will be successful in its efforts to raise additional capital or refinance amounts payable to the Senior Lenders. Should the Company be unsuccessful in raising additional capital or negotiating with its Senior Lenders, actions may be taken pursuant to the Credit Agreement which include, among other remedies, foreclosure on the Company’s assets. Such actions would have a material adverse effect on the Company’s liquidity, financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CornerWorld Corporation

Dated: June 6, 2013	By:	/s/ V. Chase McCrea III V. Chase McCrea III Chief Financial Officer